Exhibit 10.20
FT CONTRACT NO. 6066
     THIS AGREEMENT is made and entered into as of the 1st day of May 1, 2003 by and between ENBRIDGE PIPELINES (ALATENN), L.L.C., hereinafter referred to as “Transporter” and CITY OF HUNTSVILLE, a municipal corporation, d/b/a HUNTSVILLE UTILITIES, hereinafter referred to as “Shipper.” Transporter and shipper shall collectively be referred to herein as the “Parties.”
W I T N E S S E T H:
     That in consideration of the premises and of the mutual covenants and agreements herein contained, Transporter and Shipper agree as follows:
ARTICLE I
DEFINITIONS
1.1	TRANSPORTATION QUANTITY — shall mean the Maximum Daily Quantity (“MDQ”) of gas which Transporter agrees to receive and transport, subject to Article II herein, for the account of Shipper hereunder, which on each day shall be 15,281 dekatherms. Any limitations of the quantities to be received from each Point of Receipt and/or delivered to each Point of Delivery shall be as specified on Exhibit(s) A and B attached hereto.

1.2	EQUIVALENT QUANTITY — shall mean that the quantities of gas delivered hereunder at the Point(s) of Delivery shall be the thermal equivalent of the quantities of gas received at the Point(s) of Receipt for transportation less, the Fuel and Losses Quantity associated with this transportation service in accordance with Section 6 of Rate Schedule FT.
ARTICLE II
TRANSPORTATION SERVICE
Transporter agrees to accept and receive daily on a firm basis, at the Point(s) of Receipt from Shipper or for Shipper’s account such quantity of gas as Shipper makes available up to the MDQ, excluding fuel and losses, as specified in Section 1.1 and to transport and deliver to or for the account of Shipper to the Point(s) of Delivery an equivalent quantity of gas; provided, that Transporter, at its option, may agree to receive, transport and deliver quantities of gas in excess of the amounts specified in Section 1.1, subject to the limitations and conditions specified in Section 2 of Rate Schedule FT.
ARTICLE III
PRIMARY POINT(S) OF RECEIPT AND DELIVERY
3.1	The Primary Point(s) of Receipt and Delivery shall be those points specified on Exhibit(s) A and B attached hereto.

3.2	Shipper may supplement Primary Point(s) of Receipt and/or Point(s) of Delivery provided by this Contract by submitting to Transporter a Customer Nomination Form. Such request form, after having been fully processed and accepted by Transporter, shall be deemed to have the full force and effect of a written Contract and shall qualify as a supplementary written consent pursuant to Paragraph 17.3 of this Contract. Priority of transportation service to such additional Points of Receipt and/or Delivery shall be determined pursuant to Section 3 of the General Terms and Conditions of Transporter’s FERC Gas Tariff. Shipper may nominate Secondary Point(s) of Receipt and/or Delivery within Shipper’s MDQ by submitting to Transporter a revised Customer Nomination Form.
ARTICLE IV
FACILITIES
     All facilities are in place to render the service provided for in this Contract.
ARTICLE V
RECEIPT AND DELIVERY PRESSURES
     Shipper shall deliver or cause to be delivered to Transporter the gas to be transported hereunder at pressures sufficient to deliver such gas into Transporter’s system at the Point(s) of Receipt. Transporter shall deliver the gas to be transported hereunder to or for the account of Shipper at the pressures existing in Transporter’s system at the Point(s) of Delivery.
ARTICLE VI
QUALITY SPECIFICATIONS AND STANDARDS FOR MEASUREMENT
     For all gas received, transported and delivered hereunder the parties agree to the Quality Specifications and Standards for Measurement as specified in the General Terms and Conditions of Transporter’s FERC Gas Tariff Second Revised Volume No. 1. To the extent that no new measurement facilities are installed to provide service hereunder, measurement operations will continue in the manner in which they have previously been handled. In the event that such facilities are not operated by Transporter then responsibility for operations shall be deemed to be Shipper’s. Any exceptions to this Article shall be specified on Exhibits(s) N/A attached hereto.
ARTICLE VII
RATES AND CHARGES FOR GAS TRANSPORTATION
7.1	TRANSPORTATION RATES — Commencing with the date of execution the compensation to be paid by Shipper to Transporter for the transportation service provided herein, including system fuel and losses, shall be in accordance with Transporter’s Rate Schedule FT and the General Terms and Conditions of Transporter’s FERC Gas Tariff.

7.2	NEW FACILITIES CHARGE — N/A

7.3	INCIDENTAL CHARGES — Shipper agrees to reimburse Transporter for any filing or similar fees and taxes, which have not been previously paid by shipper, which Transporter incurs in rendering service hereunder.

7.4	OTHER CHARGES — Shipper agrees to pay, if applicable, other charges as listed in Section 5.4, 5.5, 5.6, 5.7 and 5.8 of Rate Schedule FT.

7.5	CHANGES IN RATES AND CHARGES — Transporter shall have the unilateral right to file and make effective changes in the rates and charges stated in this Article, the rates and charges applicable to service pursuant to Transporter’s Rate Schedule FT, the Rate Schedule pursuant to which this service is rendered and/or any provisions of the General Terms and Conditions in Transporter’s FERC Gas Tariff applicable to this service. Without prejudice to Shipper’s right to contest such changes, Shipper agrees to pay the effective rates and charges for service rendered pursuant to this Contract.
ARTICLE VIII
BILLINGS AND PAYMENT
     Transporter shall bill and Shipper shall pay all rates and charges in accordance with Section 5 and 6, respectively, of the General Terms and Conditions of Transporter’s FERC Gas Tariff.

ARTICLE IX *
TAXES
     Shipper agrees to pay the amount of any tax and/or any increase of any additional tax (as tax and additional tax is defined in the next sentence hereof) which Transporter shall be required to pay. The term “tax” and “additional tax” shall mean collectively any sales (wholesale or retail), transactions, occupation, privilege license or franchise, service, production, severance, gathering, transmission, export or excise tax, assessment, fee, gross receipts or other exaction, whether of the kind herein enumerated, or otherwise (not including income, excess profits, capital stock, state franchise or general property taxes) hereafter levied, accessed or fixed by the United States or any state or other governmental authority, measured by, in respect of or applicable to the natural gas to be delivered by Transporter to Shipper under this Contract, and which Transporter may be liable for in any month either directly or indirectly through any obligation of Transporter to reimburse others.

*	This provision presently applies to the Alabama Utility Gross Receipts Tax. Taxes collected pursuant to this Article shall not be included in Transporter’s FERC cost of service used for the design of jurisdictional rates.
X
GENERAL TERMS AND CONDITIONS
     This Contract shall be subject to the provisions of Transporter’s Rate Schedule FT and to the General Terms and Conditions of Transporter’s FERC Gas Tariff incorporated therein, as the same may be changed or superseded from time to time in accordance with the rules and regulations of the FERC, which Rate Schedule and General Terms and Conditions are incorporated herein by reference and made a part hereof for all purposes.
ARTICLE XI
REGULATION
     This Contract shall be subject to all applicable and lawful governmental statutes, orders, rules and regulations and is contingent upon the receipt and continuation of all necessary regulatory approvals or authorizations upon terms acceptable to Transporter. This Contract shall be void and of no force and effect if any necessary regulatory approval is not so obtained or continued. All parties hereto shall cooperate to obtain or continue all necessary approvals or authorizations, but no party shall be liable to any other party for failure to obtain or continue such approvals or authorizations.

ARTICLE XII
RESPONSIBILITY DURING TRANSPORTATION
     Except as herein specified, the responsibility for gas during transportation shall be as stated in the General Terms and Conditions of Transporter’s FERC Gas Tariff.
ARTICLE XIII
WARRANTIES
     In addition to the warranties set forth in Section 9 of the General Terms and Conditions of Transporter’s FERC Gas Tariff, Shipper warrants the following:
13.1	Shipper warrants that all upstream and downstream transportation arrangements are in place, or will be in place as of the requested effective date of service, and that it has advised the upstream and downstream transporters of the Receipt and Delivery Point(s) under this Contract and any quantity limitations for each point as specified on Exhibits(5) A and B attached hereto. Shipper agrees to indemnify and hold Transporter harmless for refusal to transport gas hereunder in the event any upstream or downstream transporter fails to receive or deliver gas as contemplated by this Contract.

13.2	If transportation hereunder is pursuant to Subpart B of Part 284 of the FERC’s Regulations, Shipper warrants that the service provided hereunder is on behalf of an intrastate pipeline or a local distribution company within the meaning of Section 311(a)(1) of the Natural Gas Policy Act of 1978.

13.3	Shipper agrees to indemnify and hold Transporter harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses (including reasonable attorneys fees) arising from or out of breach of any warranty, express or implied, by Shipper herein.

13.4	Transporter shall not be obligated to provide or continue service hereunder in the event of any breach of warranty.

ARTICLE XIII
TERM
14.1	The term of this Contract shall commence May 1, 2003 and shall continue in full force and effect until April 30, 2008 (the “Primary Term”). Providing the Primary Term is one year or more and Shipper is paying Transporter’s Maximum FT transportation rate, then Shipper shall have a one-time, unilateral right, exercisable by written notice to Transporter at any time not less than twelve months before the end of the Primary Term, to extend the term of this Contract for a period of not less than one (1) year, nor more than fifteen (15) years which shall begin on the first day immediately following the expiration of the Primary Term and shall end on the date specified by Shipper in such notice (“the Rollover Term”). Providing Shipper is paying Transporter’s Maximum FT transportation rate, the term of this Contract shall continue after the Primary Term or the Rollover Term, as the case may be, for successive periods of one (1) year each (the “Renewal Terms”), unless terminated as of the end of any such Primary Term, Rollover Term or Renewal Term by written notice given by either party to the other not less than twelve (12) months prior to the end of any such term; provided; however, that no such notice shall have the effect of terminating this Contract at the end of the Primary Term if Buyer has given notice extending the term of this Contract for a Rollover Term. If the FERC or other governmental body having jurisdiction over the service rendered pursuant to the Contract authorizes abandonment of such service, this Contract shall terminate on the abandonment date permitted by the FERC or such other governmental body.

14.2	Any portions of this Contract necessary to correct or cash-out imbalances under this Contract as required by the General Terms and Conditions of Transporter’s FERC Gas Tariff, shall survive the other parts of this Contract until such time as such balancing has been accomplished.

14.3	This Contract will terminate automatically in the event Shipper fails to pay all of the amount of any bill for service rendered by Transporter hereunder in accord with the terms and conditions of Section 6 of the General Terms and Conditions of Transporter’s FERC Gas Tariff.

ARTICLE XV
NOTICE
     Except as otherwise provided in the General Terms and Conditions applicable to this Contract, any notice under this Contract shall be in writing and mailed to the post office address of the party intended to receive the same, as follows:
ENBRIDGE PIPELINES (ALATENN) L.L.C..
1100 Louisiana — Suite 3300
Houston, Texas 77002
ATTENTION: Contract Administration
Facsimile: 713-821-2119

Shipper:	CITY OF HUNTSVILLE

Notices:	P.O. Box 2048 Huntsville, AL. 35804 Attention: Jimmie Butler, Gas Manager

Billing:	P.O. Box 2048 Huntsville, AL. 35804 Attention: Tim McKee, CFO
or to such other address as either Party shall designate by formal written notice to the other.
ARTICLE XVI
ASSIGNMENTS
16.1	Either Party may assign or pledge this Contract and all rights and obligations hereunder under the provisions of any mortgagee, deed of trust, indenture, or other instrument which it has executed or may execute hereafter as security for indebtedness. Either Party may, without relieving itself of its obligations under this Contract, assign any of its rights hereunder to a company with which it is affiliated, otherwise Shipper shall not assign this Contract or any of its rights hereunder, except in accord with Section 3 of the General Terms and Conditions of Transporter’s FERC Gas Tariff, unless it shall first have obtained the written consent of Transporter.

16.2	Any person which shall succeed by purchase, merger, or consolidation to the properties, substantially as an entirety, of either party hereto shall be entitled to the right and shall be subject to the obligations of its predecessor in interest under this Contract.

ARTICLE XVII
MISCELLANEOUS
17.1	This Contract shall be interpreted under the laws of the State of Alabama.

17.2	If any provision of this Contract is declared null and void, or voidable, by a court of competent jurisdiction, then that provision will be considered severable upon consent of Transporter and the Shipper; and if the severability option is exercised, the remaining provisions of the Contract shall remain in full force and effect.

17.3	No modification of or supplement to the terms and provisions hereof shall be or become effective, except by the execution of supplementary written consent.

17.4	Exhibit(s) A and B attached hereto is/are incorporated herein by reference and made a part hereof for all purposes.
     IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed in several counterparts as of the date first hereinabove written.

Transporter:		Shipper:
ENBRIDGE PIPELINES (ALATENN), L.L.C.		CITY OF HUNTSVILLE

By:	/s/ Terrance L. McGill	By:	/s/ Henry O’Quinn
Name:	Terrance L. McGill	Name:	Henry O’Quinn

Title:	Vice President	Title:	Assistant General Manager

Date:	5-27-03	Date:	4-17-20/03
		Name:	/s/ Jimmie L. Butler
		Title:	Jimmie L. Butler MGR. - Gas Dept.

		Date:	4/17/03

EXHIBIT “A”
TO FIRM GAS TRANSPORTATION CONTRACT
DATED MAY 1, 2003
BETWEEN
ENBRIDGE PIPELINES (ALATENN) L.L.C.
AND
CITY OF HUNTSVILLE
CONTRACT NO. 6066
PRIMARY POINT(S) OF RECEIPT

METER NO.	DESCRIPTION	VOLUME
10160	Barton-TGP, Colbert County, AL	15,281
Shipper may use as a secondary receipt point any other receipt point on either mainline segment on Transporter’s system.

EXHIBIT “B”
TO FIRM GAS TRANSPORTATION CONTRACT
DATED MAY 1, 2003
BETWEEN
ENBRIDGE PIPELINES (ALATENN), L.L.C.
AND
CITY OF HUNTSVILLE
CONTRACT NO. 6066
PRIMARY POINT(S) OF DELIVERY

METER NO.	DESCRIPTION	VOLUME
10740	Huntsville #2 Delivery	2,281

10780	Huntsville #1 Delivery	13,000